Exhibit 99.1

Amicus Therapeutics Congratulates Executive Chairman John F. Crowley on Appointment as Next President and CEO of BIO

Crowley To Step Down from Amicus Board of Directors in March 2024 and Become Amicus Chairman Emeritus

Michael Raab, Current Lead Independent Director, to Become Chairman of Amicus Board of Directors

PRINCETON, NJ, December 5, 2023 – Amicus Therapeutics (Nasdaq: FOLD) today announced that John F. Crowley, Executive Chairman of Amicus Therapeutics, will step down from the Amicus Board of Directors and assume the role of President and Chief Executive Officer of BIO, the Biotechnology Innovation Organization, effective March 4, 2024. Michael Raab, Lead Independent Director, will become the Chairman of the Amicus Board of Directors. BIO is based in Washington, DC and is the world’s largest biotechnology policy and advocacy association, representing the entire biotechnology industry, with over 1,200 member organizations worldwide.

Mr. Crowley joined Amicus in 2005 and served as Chairman and Chief Executive Officer until 2022, when he transitioned to his current role as Executive Chairman. Under Mr. Crowley’s leadership, Amicus has grown from a five-person early-stage start-up to a multi-billion dollar, publicly traded, commercial organization with two marketed therapies and over 500 employees in 21 countries around the world, treating thousands of people living with rare and devastating diseases.

“It has been an extraordinary journey and honor to have built this company and lead the Amicus team of passionate entrepreneurs,” said John F. Crowley, Executive Chairman of Amicus Therapeutics, Inc. “Over the past nearly two decades, together we have faced adversity, achieved much success, and most importantly, created an enduring legacy of hope for people living with rare diseases around the world. I have the utmost confidence in Bradley, the Board, and the entire Amicus team to lead Amicus into the future as a leading global, patient focused rare disease biotechnology company.”

“I want to extend our deepest gratitude to John for building a successful and growing company around a noble and inspirational mission. I also want to thank John personally for over two decades of mentorship, partnership, and friendship,” said Bradley Campbell, President and Chief Executive Officer of Amicus Therapeutics, Inc. “He has been instrumental in leading Amicus from a great idea to a global biotechnology company with two approved therapies for people living with rare diseases. John is the ideal candidate to lead BIO at such an important time for our industry, and we all will benefit from his continued visionary leadership.”

Michael Raab, Amicus’ Lead Independent Director, said, “On behalf of the Board of Directors and the company, we thank John for his outstanding leadership and commitment to those living with rare and devastating diseases. In his new role at BIO he will continue to expand our shared mission to alleviate human suffering at a critical time for the Biotechnology Industry. John and I have worked together for the better part of 20 years, and I am personally grateful for his pioneering efforts of inventing, innovating, and advocating on behalf of those in need. Under Bradley’s leadership, a new era for Amicus begins and is well positioned to deliver on its promise to patients and shareholders and I have great confidence in our future.”

About Amicus Therapeutics

Amicus Therapeutics (Nasdaq: FOLD) is a global, patient-dedicated biotechnology company focused on discovering, developing and delivering novel high-quality medicines for people living with rare diseases. With extraordinary patient focus, Amicus Therapeutics is committed to advancing and expanding a pipeline of cutting-edge, first- or best-in-class medicines for rare diseases. For more information please visit the company’s website at www.amicusrx.com, and follow on Twitter and LinkedIn.

CONTACT:

Investors:

Amicus Therapeutics

Andrew Faughnan

Vice President, Investor Relations

afaughnan@amicusrx.com

(609) 662-3809

Media:

Amicus Therapeutics

Diana Moore

Head of Global Corporate Communications

dmoore@amicusrx.com

(609) 662-5079

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